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                                                                      EXHIBIT 5

            [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

                                                                  March 2, 1998

Board of Directors
A. P. Green Industries, Inc.
Green Boulevard
Mexico, Missouri 65265

Dear Sirs:

  You have asked us to advise you with respect to the fairness to the stockholders of A. P. Green Industries, Inc. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the draft Agreement and Plan of Merger, dated as of February 27, 1998 (the "Merger Agreement"), among the Company, Global Industries Technologies, Inc. (the "Acquiror") and BGN Acquisition Corp. (the "Sub"). The Merger Agreement provides for the commencement by the Sub of a tender offer (the "Offer") for all of the outstanding shares of the common stock of the Company, par value $1.00 par share, together with associated rights (together, the "Shares"), at a price of $22.00 per Share, net to the seller in cash, followed by a merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror with each remaining outstanding share to be converted into the right to receive $22.00 in cash.

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also held discussions with senior management of the Company regarding the business prospects of the Company. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

  We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made or received, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, two parties (one of which was the Acquiror) were identified by the Company's management as most likely to have the greatest strategic interest in and largest potential cost savings to be achieved through a combination with the Company. These parties were approached to solicit indications of interest in a possible acquisition of the Company and preliminary discussions were conducted with each of these parties prior to the date hereof. We did not approach any other parties to solicit possible indications of interest in acquiring the Company.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.
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  In the ordinary course of our business, we and our affiliates may actively trade the equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and Merger, and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Offer and is not to be quoted or referred to, in whole or in part without our prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON
                                           CORPORATION

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